 Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant |_|

Filed by a Party other than the Registrant |X|

Preliminary Proxy Statement |_|

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)) |_|

Definitive Proxy Statement |_|

Definitive Additional Materials |X| Soliciting Material Pursuant to ss. 240.14a-12

THE ALASKA AIR GROUP, Inc. ("the Company-AAG")

(Name of Registrant as Specified In Its Charter)

Richard D. Foley, Stephen Nieman, Terry K. Dayton and Carl L. Olson (Name of Persons Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required |X|

Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

1) Title of each class of securities to which transaction applies: Common Stock

2) Aggregate number of securities to which transaction applies: As of April 20, 2007, the record date for the meeting, there were 42,616,739 shares of Company common stock outstanding

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing. 1) Amount Previously Paid: 2) Form, Schedule or Registration Statement No.:

3) Filing Party: Stephen Nieman, Richard D. Foley, Terry K. Dayton and Carl L. Olson for the 2007 CHALLENGERS

4) Date Filed:

ALASKA AIR GROUP, INC.
BOX 68947,
SEATTLE, WA 98168-0947 / 206-431-7040

October 4, 2007

Mr. Steve Nieman
15204 NE 1815t Loop
Brush Prairie, Washington 98606

Re: Your Letter of September 23, 2007

Dear Mr. Nieman:

I am responding to your letter of September 23, 2007, addressed to Mr. Bill Ayer and purporting to challenge the vote tallies at this year's Annual Meeting of Stockholders held on June 12, 2007.

While we presume that your demand is intended to advance your personal interests, we do not believe that the use of Company resources to re-examine election results that were independently certified more than three months ago would serve the broader interests of the Company's stockholders. As you know, all proxies and votes at the 2007 Annual Meeting were impartially tabulated, and the final results certified, by the nationally recognized firm of IVS Associates, Inc. ("IVS"), the independent election inspector for the Annual Meeting. (For your information, I have enclosed a copy of the certification that the Company received from IVS.) The Company is not aware that you sought at anytime prior to or during the Annual Meeting (or prior to the vote certification) to review IVS's procedures or challenge any of its determinations with respect to proxies, the tabulation of votes or other matters pertaining to the election. In any case, the Company's Board of Directors continues to have the utmost confidence in the integrity of the voting procedures and the accuracy of the certified results, and therefore categorically rejects the contrary inferences in your letter. Under these circumstances, the Board does not intend to re-examine these matters.

Your letter also includes a demand to access certain of the Company's books and records pertaining to the election. We call your attention to Delaware General Corporation Law Section 220, which governs such demands, and note in particular your failure to comply with the requirement that the demand be submitted under oath (i.e., an affirmation that the statements in your demand are true under penalty of perjury under the laws of the United States or any state). If you wish to resubmit your demand in a form that complies with Section 220 (a copy of which Section is enclosed for your convenience), the Company will be pleased to consider your request and respond consistent with applicable legal requirements.

Mr. Steve Nieman
October 4, 2007

We also note that you have filed your September 23 letter and related correspondence with the Securities and Exchange Commission as additional soliciting material under Regulation 14A. Since these filings are not legally required (in light of the fact that the 2007 Annual Meeting has already concluded, and there is no other stockholder meeting or proxy solicitation that is currently active or pending for the Company), we presume that you have voluntarily filed these materials principally in the hope that such filings will generate additional publicity. In any case, we call your attention to the prohibitions in SEC Rule 14a-9 against the use of false and misleading statements in such filed communications. A copy of Rule 14a-9 is also enclosed for your information.

Sincerely,

/s/

Karen A. Gruen
Managing Director, Corporate Affairs
Associate General Counsel & Assistant Secretary

Enclosures (3)

cc: Bill Ayer
Keith Loveless

[From Steve Nieman: To see the three enclosures, please see pdf files on www.votepal.com. To ensure proper disclosure, and the stockholders' ability to read both sides of this exchange, I EDGAR-ed this letter. Thank you.]